UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

August 23, 2024
(Date of earliest event reported)
LABCORP HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11353	99-2588107
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 South Main Street
Burlington,	North Carolina	27215
(Address of principal executive offices)		(Zip Code)
(Registrant’s telephone number including area code) 336-229-1127
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Exchange Act.
Title of Each Class            Trading Symbol            Name of exchange on which registered
Common Stock , $0.10 par value        LH                New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                                        Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 23, 2024, Labcorp Holdings Inc. (the “Company”) and certain of its subsidiaries, entered into a three-year $300 million accounts receivable securitization facility (the “Securitization Facility”) with PNC Bank, National Association (“PNC”), as administrative agent. The Securitization Facility permits Labcorp Receivables (as defined below) to draw up to a total of $300 million, subject to the outstanding amount of the eligible receivables pool and other factors. The Securitization Facility contains an accordion to increase the facility limit up to $700 million subject to satisfaction of certain conditions.

In connection with the Securitization Facility, on August 23, 2024, Laboratory Corporation of America Holdings (“LCAH”) and Laboratory Corporation of America (the “Originators”) sold and/or contributed all of their existing, and committed to continue to sell and/or contribute their future accounts receivable and certain related assets to Labcorp Receivables LLC, a special purpose vehicle and wholly-owned subsidiary of the Company and LCAH (the “Labcorp Receivables”) pursuant to the terms of the Sale and Contribution Agreement, dated as of August 23, 2024 (the “Sale Agreement”), among the Originators, any additional originators from time to time party thereto, LCAH, as servicer, and Labcorp Receivables. Pursuant to the Receivables Purchase Agreement, dated as of August 23, 2024 (the “Receivables Purchase Agreement”), among Labcorp Receivables, the purchasers from time to time party thereto (the “Purchasers”) and PNC Capital Markets LLC, Labcorp Receivables may sell and/or obtain financing for the accounts receivable assets and grants a security interest in all of its assets. LCAH will service the accounts receivables on behalf of Labcorp Receivables for a fee. In addition, pursuant to a Performance Guaranty, dated August 23, 2024 by the Company in favor of PNC, the Company has agreed to guarantee the performance of the Originators and LCAH, in its capacity as servicer, of their respective obligations under the agreements governing the Securitization Facility. Neither the Company nor the Originators guarantee the collectability of the receivables under the Securitization Facility.

Labcorp Receivables is a separate legal entity with its own separate creditors who will be entitled to access Labcorp Receivables assets before the assets become available to the Company. Accordingly, Labcorp Receivables assets are not available to pay creditors of the Company or any of its subsidiaries (other than Labcorp Receivables), although collections from the receivables in excess of amounts required to repay the Purchasers and other creditors of Labcorp Receivables may be remitted to the Company.

Loans or investments under the Securitization Facility accrue interest at a rate equal to a daily SOFR rate or term SOFR rate plus 0.10% SOFR adjustment or a base rate, in each case, plus an applicable margin. Additionally, Labcorp Receivables will pay certain additional fees to the agents and the Purchasers under the Securitization Facility.

The Sale Agreement and the Receivables Purchase Agreement contain customary representations and warranties, affirmative and negative covenants, and events of default (subject to cure periods), including, among others, failure by Labcorp Receivables to pay amounts when due, certain defaults on other material indebtedness, a change of control and bankruptcy and insolvency events.

The foregoing descriptions of the Receivables Purchase Agreement, the Sale Agreement and the Performance Guaranty do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are filed herewith as Exhibits 10.1, 10.2 and 10.3, respectively, and the terms of which are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Exhibit Name
Exhibit 10.1	Receivables Purchase Agreement dated as of August 23, 2024
Exhibit 10.2	Sale and Contribution Agreement dated August 23, 2024
Exhibit 10.3	Performance Guaranty dated August 23, 2024
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LABCORP HOLDINGS INC.
Registrant

By:	/s/ SANDRA VAN DER VAART
Sandra van der Vaart
Executive Vice President, Chief Legal Officer and Corporate Secretary

August 23, 2024